As filed with the Securities and Exchange Commission on December 28, 2022

Registration No. 333-261927

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ARCHAEA ENERGY INC.
(Exact name of registrant as specified in its charter)

Delaware	85-2867266
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4444 Westheimer Road, Suite G450 Houston, Texas	77027
(Address of principal executive offices)	(Zip code)

Archaea Energy Inc. 2021 Omnibus Incentive Plan

(Full title of the plan)

Edward P. Taibi

General Counsel and Executive Vice President of Strategic Initiatives and Government Affairs
4444 Westheimer Road, Suite G450
Houston, Texas 77027
(346) 708-8272

(Name, address and telephone number of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Matthew R. Pacey, P.C.
Lanchi D. Huynh
Kirkland & Ellis LLP
609 Main Street
Houston, Texas 77002
(713) 836-3600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 2 (this “Amendment No. 2”) relates to the Registration Statement on Form S-8 (File No. 333-261927) filed with the Securities and Exchange Commission (the “Commission”) on December 29, 2021 by Archaea Energy Inc. (the “Registrant”), as amended by Post-Effective Amendment No. 1 thereto filed with the Commission on April 1, 2022 (as so amended, the “Registration Statement”). The Registration Statement registered 14,500,000 shares of Class A common stock, par value $0.0001 per share, for issuance under the Archaea Energy Inc. 2021 Omnibus Incentive Plan, as amended from time to time. This Amendment No. 2 is being filed by the Registrant to deregister any and all securities that remain unsold or otherwise unissued under the Registration Statement.

On December 28, 2022, pursuant to the Agreement and Plan of Merger, dated as of October 16, 2022, by and among the Registrant, LFG Acquisition Holdings LLC, a subsidiary of the Registrant (“Opco”), BP Products North America Inc., a Maryland corporation (“Parent”), Condor RTM Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Condor RTM LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Opco Merger Sub”), Merger Sub merged with and into the Registrant with the Registrant continuing as the surviving corporation and a wholly owned subsidiary of Parent (the “Registrant Merger”), and Opco Merger Sub merged with and into Opco with Opco continuing as the surviving company and a wholly owned subsidiary of Parent (the “Opco Merger” and, together with the Registrant Merger, the “Merger”).

As a result of the Merger, the Registrant has terminated all offerings of the Registrant’s securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statement. In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Registrant hereby removes from registration all of such securities, if any, as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities, and the Registrant hereby terminates the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on December 28, 2022.

ARCHAEA ENERGY INC.

By:	/s/ Nicholas Stork
Name:	Nicholas Stork
Title:	Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Nicholas Stork	Chief Executive Officer and Director	December 28, 2022
Nicholas Stork	(Principal Executive Officer)

/s/ Brian McCarthy	Chief Financial Officer	December 28, 2022
Brian McCarthy	(Principal Financial Officer)

/s/ Chad Bellah	Chief Accounting Officer	December 28, 2022
Chad Bellah	(Principal Accounting Officer)

*	Chairman of the Board of Directors	December 28, 2022
Daniel J. Rice, IV

*	Director	December 28, 2022
J. Kyle Derham

*	Director	December 28, 2022
Kathryn Jackson

*	Director	December 28, 2022
Joseph Malchow

*	Director	December 28, 2022
Scott Parkes

*	Director	December 28, 2022
James Torgerson

*By:	/s/ Edward P. Taibi
Edward P. Taibi
Attorney-in-fact

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